Exhibit 99.1

AMERISERV FINANCIAL REPORTS INCREASED EARNINGS FOR THE SECOND QUARTER AND FIRST SIX MONTHS OF 2021 AND ANNOUNCES QUARTERLY COMMON STOCK CASH DIVIDEND

JOHNSTOWN, PA - AmeriServ Financial, Inc. (NASDAQ: ASRV) reported second quarter 2021 net income of $1,708,000, or $0.10 per diluted common share. This earnings performance was a $289,000, or 20.4%, increase from the second quarter of 2020 when net income totaled $1,419,000, or $0.08 per diluted common share.  For the six-month period ended June 30, 2021, the Company reported net income of $3,789,000, or $0.22 per diluted common share.  This represents a 29.4% increase in earnings per share from the six-month period of 2020 when net income totaled $2,828,000, or $0.17 per diluted common share.  The following table highlights the Company’s financial performance for both the three- and six-month periods ended June 30, 2021 and 2020:

	Second Quarter 2021	Second Quarter 2020	Six Months Ended June 30, 2021	Six Months Ended June 30, 2020

Net income	$1,708,000	$1,419,000	$3,789,000	$2,828,000
Diluted earnings per share	$0.10	$0.08	$0.22	$0.17

Jeffrey A. Stopko, President and Chief Executive Officer, commented on the 2021 financial results: “Highlights of our second quarter included the successful completion of our Somerset County branch acquisition which provided AmeriServ Financial with $42 million of low cost core deposits. The Company will be able to utilize $33 million of these deposits to replace higher cost institutional deposits that mature during the third quarter of 2021, which will result in a meaningful reduction in our future interest expense. On the asset side of our balance sheet, I was also encouraged by our loan performance so far this year.  Excluding Paycheck Protection Program (PPP) loan activity, good growth in both commercial real estate loans and residential mortgage loans caused our total loan portfolio to increase by $25 million, or 2.8%, during the second quarter of 2021.  Additionally, the diversification of our revenue streams continues to be a strength for our Company as 32% of our total year-to-date 2021 revenue came from non-interest income sources, which included record contributions from our strong wealth management businesses.  As a result of this good earnings momentum and our diligent and continuing focus on our asset quality, I believe that AmeriServ Financial is well positioned to take advantage of opportunities that should result from the continued improvement in the economy during the second half of 2021.”

The Company's net interest income in the second quarter of 2021 increased by $394,000, or 4.2%, from the prior year's second quarter and, for the first six months of 2021, increased by $1.3 million, or 7.3%, when compared to the first six months of 2020.  The Company’s net interest margin of 3.13% for the second quarter of 2021 and 3.18% for the six-month timeframe was 17 basis points lower for the quarter and was 8 basis points lower for the six-month period.  Financial results were indicative of the Company’s effective execution of strategies as a solid economic recovery is underway in our core markets and we work to meet the challenges of the current low interest rate environment.  The economy continued to demonstrate improvement during the second quarter as the COVID-19 vaccine was more widely distributed and some businesses began to operate at full capacity while consumers also experienced more normalcy as social restrictions dissipate.  The Company continued to experience robust balance sheet growth as both total loans and total deposits again reached new record levels due to business development efforts and the impact from the government stimulus programs.  Total deposit volumes were also positively impacted from the previously disclosed Somerset County branch acquisition which the Company successfully completed in May 2021.  Net interest income improved as fee income from PPP loan forgiveness and new fee income from the most recently completed second round of this program, that was implemented earlier in 2021, more than offset net interest margin pressure from the low interest rate environment.  The low interest rate environment is also positively impacting deposit and borrowings interest expense cost. Overall, total interest expense decreased significantly more than the decrease in total interest income, resulting in net interest income increasing for both the second quarter and year to date time periods of 2021, compared to last year.  Overall, the increase to net interest income, a higher level of non-interest income, and a reduced loan loss provision more than offset a higher level of non-interest expense resulting in an improved earnings performance for the second quarter and first six months of 2021.

The solid economic recovery was evident in our lending activity as we continued to experience commercial loan growth throughout the first six months of 2021.  Commercial loan pipelines returned to pre-COVID levels early this year and remained at that level through the end of this reporting period.  Strong residential mortgage loan production continued through the first half of 2021.  Additionally, loan volumes were positively impacted by the previously mentioned second round of the 100% guaranteed PPP loans, which was announced in late December 2020 as part of the Economic Aid to Hard-Hit Small Businesses, Nonprofits, and Venues Act and implemented during the middle of January 2021.  Residential mortgage loan production totaled $57.7 million in the first six months of 2021 and improved by 4.3% from the production level of $55.3 million achieved in the first half of 2020.  The Company revised strategy in 2021 and retained a higher percentage of our residential mortgage loan production in the loan portfolio as opposed to selling into the secondary market.  This strategic change allowed us to more profitably deploy a portion of the increased liquidity that we have on our balance sheet.  The combination of growth in traditional loan products and our participation in the latest round of the PPP resulted in total loans reaching a record level.

During the first quarter, the President signed into law another round of economic stimulus as part of the American Rescue Plan Act of 2021. The stimulus checks delivered to most Americans and the financial assistance provided to municipalities and school districts as part of this program contributed to total deposits increasing significantly and, similar to the loan portfolio, reaching a record level.  Our deposit balances were also positively impacted in the second quarter of 2021 by the Somerset County branch acquisition, which provided approximately $42 million of additional deposits. The completion of this branch acquisition is described in our press release and Current Report on Form 8-K filed on May 24, 2021, which can be found on our website. As a result of this robust deposit growth, the Company’s liquidity position has been increasing and is currently at a very strong level.  Overall, the Company's loan to deposit ratio averaged 85.1% in the second quarter of 2021, which we believe indicates that the Company has ample capacity to continue to grow its loan portfolio and is strongly positioned to provide the necessary assistance to our customers and our community as they recover from the COVID-19 pandemic and respond to an improving economy.  The average balance of total interest earning assets for the second quarter of 2021 continued to grow and is now $114 million, or 10.0%, higher than the second quarter of 2020.  Likewise, on the liability side of the balance sheet, total average deposits for the second quarter increased by $129 million, or 12.5%, since last year.

As stated previously, total loans reached a new record level and averaged $991.5 million in the second quarter of 2021 which is $79.0 million, or 8.7%, higher than the $912.5 million average for the second quarter of 2020, while total average loans for the first six months of 2021 were $91.9 million, or 10.3%, higher than the 2020 six-month level.  The growth experienced in our commercial real estate portfolio resulted in traditional loan fee income increasing by $244,000 for the quarter and by $180,000, or 39.4%, for the six months when compared to the same time periods from last year.  Along with continued robust residential mortgage loan production and solid normal commercial loan growth, the Company processed 264 PPP loans totaling $32.3 million from the second round of this program which ended in May 2021.  Also, the Company recorded a total of $1.7 million of processing fee income and interest income from PPP lending activity through six months of 2021, which is $637,000 higher than the 2020 level.  Finally, on an end of period basis, excluding total PPP loans, the total loan portfolio grew by approximately $83.4 million, or 9.7%, since the end of the second quarter of 2020.

The Company remains committed to prudently working with and supporting our borrowers that have been hardest hit by the pandemic by granting them loan payment modifications.  All of these borrowers are those that have requested more than one payment deferral plan.  Borrower requested modifications primarily consist of the deferral of principal and/or interest payments for a period of three to six months.  On June 30, 2021, loans totaling approximately $26.7 million, or 2.7% of total loans, were on a payment modification plan.  These loans include 11 commercial borrowers primarily in the hospitality industry.  This current level of borrowers requesting payment deferrals is down sharply from its peak level of approximately $200 million as of June 30, 2020. Management continues to carefully monitor asset quality with a particular focus on these customers that have requested payment deferrals.  Deferral extension requests are considered based upon the customer’s needs and their impacted industry, borrower and guarantor capacity to service debt and issued regulatory guidance.

Total investment securities averaged $201.4 million for the first six months of 2021, which is $14.9 million, or 8.0%, higher than the $186.5 million average for first six months from last year.  The Company continues to be selective in 2021 when purchasing securities due to the low interest rate environment.  However, the yield curve began to steepen during the latter part of the first quarter and held this position through the end of May as the long end of the U.S. Treasury yield curve increased while the short end of the curve remained relatively stable. This resulted in improved yields for federal agency mortgage-backed securities and federal agency bonds, and management decided to add more of these investments to our portfolio.  Similar to our change in strategy to retain more residential mortgage loan production in our loan portfolio, the steeper yield curve provided the opportunity to more profitably deploy a portion of the increased liquidity on our balance sheet into the securities portfolio as opposed to leaving these funds in low yielding federal funds sold.  This redeployment of funds also resulted in securities growing between years.  The Company continued to purchase corporate securities, particularly subordinated debt issued by other financial institutions, along with taxable municipal securities.

Similar to what is occurring across the financial services industry, our liquidity position continues to be very strong due to the significant influx of deposits. The challenges this increased liquidity presents are twofold.  First, there is the uncertainty regarding the duration that these increased funds will remain on the balance sheet which will be determined by customer behavior as economic conditions change.  The second challenge is to profitably deploy this increased liquidity given the current low yields on short term investment products.  As a result, short-term investment balances averaged $50.4 million in the second quarter of 2021 and $40.6 million for the six months, which remains high by historical standards.  Management expects to utilize $33 million of this short-term liquidity during the third quarter of 2021 to repay maturing institutional deposits that have an interest cost of 2.95%.  Continued loan growth and prudent investment in securities are critical to achieve the best return on the remaining excess funds.  Overall, for the first half of 2021, total interest income on both loans and investments decreased by $398,000, or 1.7%, between years despite the increased volumes.

Total interest expense for the first six months of 2021 decreased by $1.7 million, or 30.0%, when compared to 2020, due to lower levels of both deposit and borrowing interest expense.  Through six months, deposit interest expense in 2021 is lower by $1.6 million, or 37.4%, despite the previously mentioned record increase in deposits that occurred.  The deposit growth reflects new deposit inflows as well as the loyalty of the bank’s core deposit base.  Management continues to effectively execute several deposit product pricing reductions to address the net interest margin challenges presented by the low interest rate environment.  As a result, the Company experienced deposit cost relief.  Specifically, our total deposit cost averaged 0.48% in the first half of 2021 compared to 0.86% in the first half of 2020, representing a meaningful decrease of 38 basis points.  As previously mentioned, the Company is planning to use a significant portion of the additional deposits from the branch acquisition to replace higher cost funds later during the third quarter of 2021, which will result in further deposit interest cost savings.  Total borrowings interest expense in 2021 is lower by $114,000, or 7.8%, compared to the same time frame in 2020.  The current strong liquidity position has allowed the Company to paydown Federal Home Loan Bank (FHLB) advances, which typically cost more than similar term deposit products.  On an end of period basis, at June 30, 2021, total FHLB advances were $48.1 million, which is $14.2 million, or 22.8%, lower than the June 30, 2020 level.

The Company recorded a $100,000 provision expense for loan losses in the second quarter of 2021 as compared to a $450,000 provision expense recorded in the second quarter of 2020.  For the first six months of 2021, the Company recorded a $500,000 provision expense for loan losses compared to a $625,000 provision expense recorded in the first six months of 2020.  The 2021 provision for both time periods reflects an improved credit quality outlook for the overall portfolio as both classified and criticized assets levels as well as non-accrual loan balances have demonstrated improvement during the second quarter.  This is a reflection of the Company’s loan officers working effectively with our customers as the economy improves and as businesses begin to open to full capacity.  The Company continues to believe that a strong allowance for loan losses is needed until certain borrowers have fully recovered from the COVID-19 pandemic.  Overall, non-performing assets remain well controlled and total $3.7 million, or 0.38% of total loans, on June 30, 2021 compared to $3.3 million, or 0.34% of total loans, at December 31, 2020.  The Company experienced low net loan charge-offs of $92,000, or 0.02% of total loans, in the first half of 2021 which compare favorably to net loan charge-offs of $205,000, or 0.05% of total loans, for the first half of 2020.  Since the end of the second quarter of 2020, the balance of the allowance for loan losses increased by $2.1 million, or 21.2%, to $11.8 million at June 30, 2021. Management continues to carefully monitor asset quality with a particular focus on loan customers that have requested an additional payment deferral.  The Asset Quality Task Force is meeting at least monthly to review these particular relationships, receiving input from the business lenders regarding their ongoing discussions with the borrowers.  In summary, the allowance for loan losses provided 315% coverage of non-performing assets, and 1.18% of total loans, on June 30, 2021, compared to 341% coverage of non-performing assets, and 1.16% of total loans, on December 31, 2020.  Note that the reserve coverage of total loans, excluding PPP loans, is 1.24%(1) on June 30, 2021.  The Small Business Administration guarantees 100% of the PPP loans made to eligible borrowers which minimizes the level of credit risk associated with these loans.

Total non-interest income in the second quarter of 2021 increased by $632,000, or 16.8%, from the prior year's second quarter, and increased by $1.4 million, or 18.6%, in the first half of 2021 when compared to the first half of 2020.  Wealth management fees increased by $551,000, or 22.3%, in the second quarter of 2021 and by $869,000, or 17.3%, for the first half of 2021 compared to the same time periods in 2020.  The entire wealth management group has performed exceptionally well through the pandemic, actively working with clients to increase the value of their holdings in the financial markets and adding new business.  The fair market value of wealth management assets has increased for the fifth consecutive quarter and is now in excess of $2.6 billion and improved from the early pandemic fair market value low point at March 31, 2020, exceeding by 31.8%.  Other income improved by $142,000, or 29.1%, for the quarter and also improved by $222,000, or 22.4%, for the six months when compared to 2020 primarily due to higher interchange fee income that resulted from increased usage of debit cards as the pandemic caused consumers to increase online purchases and many businesses to implement contactless services by not accepting cash due to health safety concerns.  Another indication that consumers are becoming more active and increasing their spending habits is service charges on deposit accounts comparing favorably for the quarter by $48,000, or 27.3%.  Revenue from bank owned life insurance increased by $66,000, or 43.4%, for the quarter and by $273,000, or 98.6%, for the six months due to the receipt of a $159,000 death claim early in the year and 2021 income being positively impacted by a financial floor taking hold which caused increased earnings and a higher rate of return on certain policies.  Finally, the Company recognized an $84,000 gain on investment security sales in 2021 as compared to last year when no securities were sold.  Partially offsetting these favorable items was net realized gains on loans held for sale decreasing for the quarter by $213,000, or 63.6%, due to the previously mentioned shift in strategy to retain more residential mortgage loan production in the loan portfolio.

The Company's total non-interest expense in the second quarter of 2021 increased by $1.0 million, or 9.4%, when compared to the second quarter of 2020 and increased in the first half of 2021 by $1.7 million, or 7.9%, when compared to 2020.  Other expenses increased by $637,000, or 33.0%, for the quarter and increased by $779,000, or 21.6%, for the first six months.  The primary reason for the increase in both time periods was the Company having to recognize an $851,000 settlement charge in connection with its defined benefit pension plan in the second quarter of 2021. A settlement charge must be recognized when the total dollar amount of lump sum distributions paid from the pension plan to retired employees exceed a threshold of expected annual service and interest costs in the current year.  So far in 2021, all employees that retired have elected to take a lump sum distribution as opposed to collecting future monthly annuity payments since the value of the lump sums is elevated due to the historically low interest rates.  It is anticipated that the Company will be required to recognize additional settlement charges through year end as more people retire.  However, the amounts of these future settlement charges are difficult to estimate but management believes that, in aggregate, they will not be at the high level of this initial charge.  It is important to note that since the retired employees have chosen to take the lump sum payments, these individuals are no longer included in the pension plan.  Therefore, the Company’s normal annual pension expense should be lower in the future.  Other items that contributed to the higher level of other expense were costs for the branch acquisition which totaled $303,000 for the six-month time period in 2021 and the Company recognizing $56,000 of expense associated with the unfunded commitment reserve so far in 2021 which represents a $223,000 unfavorable shift from a credit balance of $167,000 in 2020.  Salaries & employee benefits increased by $248,000, or 3.7%, for the quarter and by $485,000, or 3.6%, for the first six months of 2021.  Factors causing the increase included greater incentive compensation primarily due to commissions earned as a result of the strong residential mortgage loan production and incentives earned from the good performance in the wealth management division.  Also contributing to the higher salaries & employee benefits expense was increased health care costs and the normal employee merit salary increases.  Professional fees are higher by $65,000, or 4.9%, for the quarter and by $225,000, or 9.1%, for the six months due to an increased level of outside professional services related costs and increased fees due to the PPP lending activity.  FDIC deposit insurance expense increased by $25,000, or 19.2%, for the quarter and by $154,000, or 98.7%, for the six months due to an increase in the asset assessment base, which impacted both time periods, and the benefit of the Small Bank Assessment Credit being fully utilized in the first quarter of 2020 which impacted the six-month comparison.  Slightly offsetting these increased items and favorably impacting non-interest expenses was a lower level of supplies costs by approximately $75,000 in both time periods as the majority of the personal protective equipment (PPE) to protect our employees and customers during the pandemic was purchased last year.

The Company recorded an income tax expense of $420,000, or an effective tax rate of 19.7%, in the second quarter of 2021.  This compares to an income tax expense of $365,000, or an effective tax rate of 20.5%, for the second quarter of 2020.  Similarly, for the first six months of 2021, the Company recorded income tax expense of $940,000, or an effective tax rate of 19.9%, compared to income tax expense of $731,000 in 2020, or an effective tax rate of 20.5%.

The Company had total assets of $1.36 billion, shareholders' equity of $111.3 million, a book value of $6.52 per common share and a tangible book value(1) of $5.71 per common share on June 30, 2021.  The Company continued to maintain strong capital ratios that exceed the regulatory defined well capitalized status.

QUARTERLY COMMON STOCK CASH DIVIDEND

The Company’s Board of Directors declared a $0.025 per share quarterly common stock cash dividend.  The cash dividend is payable August 16, 2021 to shareholders of record on August 2, 2021.  This cash dividend represents a 2.7% annualized yield using the July 14, 2021 closing stock price of $3.75.  For the first half of 2021, the Company’s dividend payout ratio amounted to 22.7%.

Forward-Looking Statements

This press release contains forward-looking statements as defined in the Securities Exchange Act of 1934 and is subject to the safe harbors created therein. Such statements are not historical facts and include expressions about management's confidence and strategies and management's current views and expectations about new and existing programs and products, relationships, opportunities, technology, market conditions, dividend program, branch acquisition, including the anticipated benefits and financial impact thereof, and future payment obligations. These statements may be identified by such forward-looking terminology as "continuing," "expect," "look," "believe," "anticipate," "may," "will," "should," "projects," "strategy," or similar statements. Actual results may differ materially from such forward-looking statements, and no reliance should be placed on any forward-looking statement. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, unanticipated changes in the financial markets and the direction of interest rates; volatility in earnings due to certain financial assets and liabilities held at fair value; competition levels; loan and investment prepayments differing from our assumptions; insufficient allowance for credit losses; a higher level of loan charge-offs and delinquencies than anticipated; material adverse changes in our operations or earnings; a decline in the economy in our market areas; changes in relationships with major customers; changes in effective income tax rates; higher or lower cash flow levels than anticipated; inability to hire or retain qualified employees; a decline in the levels of deposits or loss of alternate funding sources; a decrease in loan origination volume or an inability to close loans currently in the pipeline; changes in laws and regulations; adoption, interpretation and implementation of accounting pronouncements; operational risks, including the risk of fraud by employees, customers or outsiders; unanticipated effects of our banking platform; risks and uncertainties relating to the duration of the COVID-19 pandemic, and actions that may be taken by governmental authorities to contain the pandemic or to treat its impact; expected benefits of the branch acquisition; estimates of deposits and other assets to be acquired; settlement charges related to the defined benefit pension plan; and the inability to successfully implement or expand new lines of business or new products and services.  These forward-looking statements involve risks and uncertainties that could cause AmeriServ's results to differ materially from management's current expectations. Such risks and uncertainties are detailed in AmeriServ's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2020. Forward-looking statements are based on the beliefs and assumptions of AmeriServ's management and on currently available information. The statements in this press release are made as of the date of this press release, even if subsequently made available by AmeriServ on its website or otherwise. AmeriServ undertakes no responsibility to publicly update or revise any forward-looking statement.

(1)Non-GAAP Financial Information. See “Reconciliation of Non-GAAP Financial Measures” at end of release.

AMERISERV FINANCIAL, INC.

NASDAQ: ASRV

SUPPLEMENTAL FINANCIAL PERFORMANCE DATA

June 30, 2021

(Dollars in thousands, except per share and ratio data)

(Unaudited)

2021

			YEAR TO
	1QTR	2QTR	DATE
PERFORMANCE DATA FOR THE PERIOD:
Net income	$2,081	$1,708	$3,789

PERFORMANCE PERCENTAGES (annualized):
Return on average assets	0.65%	0.51%	0.58%
Return on average equity	8.04	6.46	7.24
Return on average tangible common equity (B)	9.08	7.30	8.18
Net interest margin	3.23	3.13	3.18
Net charge-offs (recoveries) as a percentage of average loans	0.05	(0.01)	0.02
Loan loss provision as a percentage of average loans	0.17	0.04	0.10
Efficiency ratio (D)	79.00	84.35	81.67

EARNINGS PER COMMON SHARE:
Basic	$0.12	$0.10	$0.22
Average number of common shares outstanding	17,064	17,073	17,068
Diluted	0.12	0.10	0.22
Average number of common shares outstanding	17,101	17,131	17,114
Cash dividends paid per share	$0.025	$0.025	$0.050

2020

			YEAR TO
	1QTR	2QTR	DATE
PERFORMANCE DATA FOR THE PERIOD:
Net income	$1,409	$1,419	$2,828

PERFORMANCE PERCENTAGES (annualized):
Return on average assets	0.48%	0.46%	0.47%
Return on average equity	5.69	5.63	5.66
Return on average tangible common equity (B)	6.46	6.38	6.42
Net interest margin	3.21	3.30	3.26
Net charge-offs (recoveries) as a percentage of average loans	0.06	0.04	0.05
Loan loss provision as a percentage of average loans	0.08	0.20	0.14
Efficiency ratio (D)	84.46	83.09	83.76

EARNINGS PER COMMON SHARE:
Basic	$0.08	$0.08	$0.17
Average number of common shares outstanding	17,043	17,052	17,047
Diluted	0.08	0.08	0.17
Average number of common shares outstanding	17,099	17,056	17,070
Cash dividends paid per share	$0.025	$0.025	$0.050

AMERISERV FINANCIAL, INC.

NASDAQ: ASRV

--CONTINUED--

(Dollars in thousands, except per share, statistical, and ratio data)

(Unaudited)

2021

	1QTR	2QTR
FINANCIAL CONDITION DATA AT PERIOD END:
Assets	$1,311,412	$1,360,583
Short-term investments/overnight funds	18,025	45,459
Investment securities	204,193	219,395
Total loans and loans held for sale, net of unearned income	986,557	992,865
Paycheck Protection Program (PPP) loans	67,253	48,098
Allowance for loan losses	11,631	11,752
Intangible assets	11,944	13,785
Deposits	1,117,091	1,168,742
Short-term and FHLB borrowings	55,149	48,149
Subordinated debt, net	7,540	7,546
Shareholders’ equity	105,331	111,272
Non-performing assets	4,245	3,727
Tangible common equity ratio (B)	7.19%	7.24%
Total capital (to risk weighted assets) ratio	13.03	12.79
PER COMMON SHARE:
Book value	$6.17	$6.52
Tangible book value (B)	5.47	5.71
Market value (C)	4.06	3.93
Wealth management assets – fair market value (A)	$2,517,810	$2,614,898

STATISTICAL DATA AT PERIOD END:
Full-time equivalent employees	301	300
Branch locations	16	17
Common shares outstanding	17,069,000	17,075,000

2020
	1QTR	2QTR	3QTR	4QTR
FINANCIAL CONDITION DATA AT PERIOD END:
Assets	$1,168,355	$1,242,074	$1,258,131	$1,279,713
Short-term investments/overnight funds	6,431	30,219	23,222	11,077
Investment securities	184,784	184,908	184,352	188,387
Total loans and loans held for sale, net of unearned income	877,399	928,350	949,367	978,345
Paycheck Protection Program (PPP) loans	0	66,956	68,460	58,344
Allowance for loan losses	9,334	9,699	10,284	11,345
Intangible assets	11,944	11,944	11,944	11,944
Deposits	957,593	1,033,033	1,042,235	1,054,920
Short-term and FHLB borrowings	74,572	69,894	80,230	89,691
Subordinated debt, net	7,517	7,522	7,528	7,534
Shareholders’ equity	100,840	102,604	103,369	104,399
Non-performing assets	2,244	3,122	2,603	3,331
Tangible common equity ratio (B)	7.69%	7.37%	7.34%	7.29%
Total capital (to risk weighted assets) ratio	13.41	13.18	13.02	12.93
PER COMMON SHARE:
Book value	$5.92	$6.01	$6.06	$6.12
Tangible book value (B)	5.22	5.31	5.36	5.42
Market value (C)	2.62	3.08	2.81	3.13
Wealth management assets – fair market value (A)	$1,983,952	$2,193,504	$2,289,948	$2,481,144

STATISTICAL DATA AT PERIOD END:
Full-time equivalent employees	306	305	306	299
Branch locations	16	16	16	16
Common shares outstanding	17,043,644	17,058,644	17,058,644	17,060,144

NOTES:

(A)	Not recognized on the consolidated balance sheets.
(B)	Non-GAAP Financial Information. See “Reconciliation of Non-GAAP Financial Measures” at end of release.
(C)	Based on closing price reported by the principal market on which the security is traded last business day of the corresponding reporting period.
(D)	Ratio calculated by dividing total non-interest expense by tax equivalent net interest income plus total non-interest income.

AMERISERV FINANCIAL, INC.

NASDAQ: ASRV

CONSOLIDATED STATEMENT OF INCOME

(Dollars in thousands)

(Unaudited)

2021

			YEAR TO
	1QTR	2QTR	DATE
INTEREST INCOME
Interest and fees on loans	$10,327	$10,283	$20,610
Interest on investments	1,442	1,555	2,997
Total Interest Income	11,769	11,838	23,607

INTEREST EXPENSE
Deposits	1,402	1,306	2,708
All borrowings	675	665	1,340
Total Interest Expense	2,077	1,971	4,048

NET INTEREST INCOME	9,692	9,867	19,559
Provision for loan losses	400	100	500
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	9,292	9,767	19,059

NON-INTEREST INCOME
Wealth management fees	2,872	3,022	5,894
Service charges on deposit accounts	201	224	425
Net realized gains on loans held for sale	495	122	617
Mortgage related fees	130	99	229
Net realized gains on investment securities	0	84	84
Bank owned life insurance	332	218	550
Other income	584	630	1,214
Total Non-Interest Income	4,614	4,399	9,013

NON-INTEREST EXPENSE
Salaries and employee benefits	6,941	6,867	13,808
Net occupancy expense	680	649	1,329
Equipment expense	390	403	793
Professional fees	1,314	1,396	2,710
FDIC deposit insurance expense	155	155	310
Other expenses	1,825	2,568	4,393
Total Non-Interest Expense	11,305	12,038	23,343

PRETAX INCOME	2,601	2,128	4,729
Income tax expense	520	420	940
NET INCOME	$2,081	$1,708	$3,789

2020

			YEAR TO
	1QTR	2QTR	DATE
INTEREST INCOME
Interest and fees on loans	$10,332	$10,448	$20,780
Interest on investments	1,612	1,613	3,225
Total Interest Income	11,944	12,061	24,005

INTEREST EXPENSE
Deposits	2,458	1,869	4,327
All borrowings	735	719	1,454
Total Interest Expense	3,193	2,588	5,781

NET INTEREST INCOME	8,751	9,473	18,224
Provision for loan losses	175	450	625
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	8,576	9,023	17,599

NON-INTEREST INCOME
Wealth management fees	2,554	2,471	5,025
Service charges on deposit accounts	286	176	462
Net realized gains on loans held for sale	237	335	572
Mortgage related fees	126	145	271
Net realized gains on investment securities	0	0	0
Bank owned life insurance	125	152	277
Other income	504	488	992
Total Non-Interest Income	3,832	3,767	7,599

NON-INTEREST EXPENSE
Salaries and employee benefits	6,704	6,619	13,323
Net occupancy expense	671	606	1,277
Equipment expense	395	389	784
Professional fees	1,154	1,331	2,485
FDIC deposit insurance expense	26	130	156
Other expenses	1,683	1,931	3,614
Total Non-Interest Expense	10,633	11,006	21,639

PRETAX INCOME	1,775	1,784	3,559
Income tax expense	366	365	731
NET INCOME	$1,409	$1,419	$2,828

AMERISERV FINANCIAL, INC.

NASDAQ: ASRV

AVERAGE BALANCE SHEET DATA

(Dollars in thousands)

(Unaudited)

	2021		2020
	2QTR	SIX MONTHS	2QTR	SIX MONTHS
Interest earning assets:
Loans and loans held for sale, net of unearned income	$991,527	$986,702	$912,541	$894,819
Short-term investments and bank deposits	50,357	40,605	40,446	29,486
Total investment securities	212,332	201,389	187,288	186,538
Total interest earning assets	1,254,216	1,228,696	1,140,275	1,110,843

Non-interest earning assets:
Cash and due from banks	17,770	17,921	17,586	18,337
Premises and equipment	17,805	17,894	18,545	18,569
Other assets	75,267	72,763	70,657	69,447
Allowance for loan losses	(11,876)	(11,729)	(9,373)	(9,345)

Total assets	$1,353,182	$1,325,545	$1,237,690	$1,207,851

Interest bearing liabilities:
Interest bearing deposits:
Interest bearing demand	$213,968	$204,970	$172,786	$169,926
Savings	125,545	120,588	102,505	99,836
Money market	269,814	263,548	230,863	230,350
Other time	339,331	339,275	346,314	344,131
Total interest bearing deposits	948,658	928,381	852,468	844,243
Borrowings:
Federal funds purchased and other short-term borrowings	0	590	4,245	3,576
Advances from Federal Home Loan Bank	50,469	54,709	59,786	57,539
Guaranteed junior subordinated deferrable interest debentures	13,085	13,085	13,085	13,085
Subordinated debt	7,650	7,650	7,650	7,650
Lease liabilities	3,766	3,803	3,977	3,985
Total interest bearing liabilities	1,023,628	1,008,218	941,211	930,078

Non-interest bearing liabilities:
Demand deposits	216,223	205,764	183,352	165,096
Other liabilities	7,322	6,093	11,791	12,203
Shareholders’ equity	106,009	105,470	101,336	100,474
Total liabilities and shareholders’ equity	$1,353,182	$1,325,545	$1,237,690	$1,207,851

AMERISERV FINANCIAL, INC.

NASDAQ: ASRV

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

RETURN ON AVERAGE TANGIBLE COMMON EQUITY, TANGIBLE COMMON EQUITY RATIO, TANGIBLE BOOK VALUE PER SHARE, AND LOAN LOSS RESERVE COVERAGE TO TOTAL LOANS EXCLUDING PPP LOANS

(Dollars in thousands, except per share and ratio data)

(Unaudited)

The press release contains certain financial information determined by methods other than in accordance with generally accepted accounting policies in the United States (GAAP).  These non-GAAP financial measures are “return on average tangible common equity”, “tangible common equity ratio”, “tangible book value per share”, and “loan loss reserve coverage to total loans excluding PPP loans.”  This non-GAAP disclosure has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.  These non-GAAP measures are used by management in their analysis of the Company’s performance or, management believes, facilitate an understanding of the Company’s performance.

2021

			YEAR TO
	1QTR	2QTR	DATE
RETURN ON AVERAGE TANGIBLE COMMON EQUITY
Net income	$2,081	$1,708	$3,789

Average shareholders’ equity	104,931	106,009	105,470
Less: Intangible assets	11,944	12,194	12,069
Average tangible common equity	92,987	93,815	93,401

Return on average tangible common equity (annualized)	9.08%	7.30%	8.18%

	1QTR	2QTR
TANGIBLE COMMON EQUITY
Total shareholders’ equity	$105,331	$111,272
Less: Intangible assets	11,944	13,785
Tangible common equity	93,387	97,487

TANGIBLE ASSETS
Total assets	1,311,412	1,360,583
Less: Intangible assets	11,944	13,785
Tangible assets	1,299,468	1,346,798

Tangible common equity ratio	7.19%	7.24%

Total shares outstanding	17,069,000	17,075,000

Tangible book value per share	$5.47	$5.71

2020

	1QTR	2QTR	YEAR TO DATE
RETURN ON AVERAGE TANGIBLE COMMON EQUITY
Net income	$1,409	$1,419	$2,828

Average shareholders’ equity	99,612	101,336	100,474
Less: Intangible assets	11,944	11,944	11,944
Average tangible common equity	87,668	89,392	88,530

Return on average tangible common equity (annualized)	6.46%	6.38%	6.42%

	1QTR	2QTR	3QTR	4QTR
TANGIBLE COMMON EQUITY
Total shareholders’ equity	$100,840	$102,604	$103,369	$104,399
Less: Intangible assets	11,944	11,944	11,944	11,944
Tangible common equity	88,896	90,660	91,425	92,455

TANGIBLE ASSETS
Total assets	1,168,355	1,242,074	1,258,131	1,279,713
Less: Intangible assets	11,944	11,944	11,944	11,944
Tangible assets	1,156,411	1,230,130	1,246,187	1,267,769

Tangible common equity ratio	7.69%	7.37%	7.34%	7.29%

Total shares outstanding	17,043,644	17,058,644	17,058,644	17,060,144

Tangible book value per share	$5.22	$5.31	$5.36	$5.42

AMERISERV FINANCIAL, INC.

NASDAQ: ASRV

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

RETURN ON AVERAGE TANGIBLE COMMON EQUITY, TANGIBLE COMMON EQUITY RATIO, TANGIBLE BOOK VALUE PER SHARE, AND LOAN LOSS RESERVE COVERAGE TO TOTAL LOANS EXCLUDING PPP LOANS

--CONTINUED--

(Dollars in thousands, except per share and ratio data)

(Unaudited)

The press release contains certain financial information determined by methods other than in accordance with generally accepted accounting policies in the United States (GAAP).  These non-GAAP financial measures are “return on average tangible common equity”, “tangible common equity ratio”, “tangible book value per share”, and “loan loss reserve coverage to total loans excluding PPP loans.”  This non-GAAP disclosure has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.  These non-GAAP measures are used by management in their analysis of the Company’s performance or, management believes, facilitate an understanding of the Company’s performance.

June 30, 2021
ALLOWANCE RESERVE COVERAGE
Allowance for loan losses	$11,752

Total loans, net of unearned income	992,712

Reserve coverage	1.18%

Reserve coverage to total loans, excluding PPP loans:
Allowance for loan losses	$11,752

Total loans, net of unearned income	992,712
PPP loans	(48,098)
944,614

Non-GAAP reserve coverage	1.24%